Exhibit 3.317

Articles of Incorporation Pursuant to Article 3.02 Texas Business Corporation Act

Article 1 – Corporate Name

The name of the corporation is as set forth below:

Surgicare of Houston Woman’s, Inc.

The name must contain the word “corporation,” “company,” “incorporated,” or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.

Article 2 – Registered Agent and Registered Office (select and complete either A or B and complete C)

☒     A. The initial registered agent is a corporation (cannot be corporation named above) by the name of:

OR    C T Corporation System

☐     B. The initial registered agent is an individual resident of the state whose name is set forth below:

First Name	M.I.	Last Name	Suffix

C. The business address of the registered agent and the registered office address is:

Street Address 350 North St. Paul Street, Suite 2900	City Dallas	TX	Zip Code 75201

Article 3 – Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:
Director 1: First Name Greg	M.I.	Last Name Roth	Suffix
Street Address One Park Plaza	City Nashville	State TN	Zip Code 37203
Director 2: First Name A.	M.I. Bruce	Last Name Moore	Suffix Jr.
Street Address One Park Plaza	City Nashville	State TN	Zip Code 37203
Director 3: First Name R.	M.I. Milton	Last Name Johnson	Suffix
Street Address One Park Plaza	City Nashville	State TN	Zip Code 37203

Article 4 – Authorized Shares

☒ A. The total number of shares the corporation is authorized to issue is 1,000 and the par value of such authorized shares is $ .01

OR (You must select and complete either option A or option B, do not select both.)

☐ B. The total number of shares the corporation is authorized to issue is and the shares shall have no par value.

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, the par value (or statement of no par value), and the preferences, limitations, and relative rights of each class in the space provided for supplemental information on this form.

Article 5 – Initial Capitalization

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00)

Article 6 – Duration

The period of duration is perpetual

Article 7 – Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

Supplemental Provisions/Information

Text Area Healthcare related purposes

Incorporator

The name and address of the incorporator is set forth below.

Name: Faye S. Schrier

Street Address One Park Plaza	City Nashville	State TN	Zip Code 37203

Execution

The undersigned incorporator signs these articles of incorporation subject to the penalty imposed by article 10.02, Texas Business Corporation Act, for the submission of a false or fraudulent document.

Signature of incorporator: